Exhibit 99.1

Mobix Labs Signs Definitive Rare Earth Elements Deal, Expanding National Security Platform; Hosts Investor Call today at 4:15pm ET

IRVINE, CA, August 13, 2026 – Mobix Labs, Inc. (Nasdaq: MOBX) announced today that it has executed a definitive agreement to acquire Special Project Delivery, Inc. (SPD), a strategic infrastructure platform building U.S. supply chains for rare earth elements, critical minerals, and energy storage.

Mobix is hosting an investor call today at 4:15pm ET to discuss its new National Security Matters (NSM) Initiative. The call will include remarks by Paul Singarella, co-founder of Special Project Delivery. Details to access the call/webcast are available here.

“We are moving decisively to take our NSM initiative from vision to reality,” said Jim Peterson, Chairman of Mobix Labs. “The control and development of strategic domestic mineral rights is fundamental to America’s long-term industrial strength and security, and the SPD platform allows us to hit the ground running.”

Cornerstone of National Security Focus

The proposed SPD acquisition is a cornerstone in the expansion of Mobix’s core defense/aerospace solutions business to pursue a much broader set of complementary national security priorities. SPD’s opportunity pipeline includes:

●	Critical minerals and rare earth elements

●	Energy and critical infrastructure

●	Western U.S. water resilience

●	Carbon and biosolids

The combined platform will also seek opportunities within national priorities including missile-defense and homeland-defense architecture initiatives, domestic drone and autonomous-systems production, and federal critical minerals and strategic stockpile programs.

National Security Matters Alignment

The transaction advances Mobix Labs’ previously announced National Security Matters (“NSM”) Initiative, which broadened the company’s business scope and long-term growth potential through an expanded focus on U.S. national security priorities across defense and aerospace electronics, American-built drones and autonomous systems, rare earth elements and critical minerals, and energy and critical infrastructure.

SPD adds the upstream resource and infrastructure layer to that strategy. Where the NSM platform has been focused on the components, systems and electronics that national security programs consume, SPD seeks to provide the materials, energy and water systems on which those programs depend — positioning the combined company across the supply chain rather than at a single point within it.

The Critical Minerals Thesis

SPD’s thesis is that the binding constraint on U.S. national security manufacturing is no longer design or fabrication capacity but secure access to the underlying materials and the energy and water systems required to process them. Rare earth elements, lithium and other critical minerals remain concentrated in foreign supply chains, and demand is accelerating from precisely the applications least tolerant of disruption: defense electronics, autonomous systems, grid resilience, and the data centers underpinning U.S. artificial-intelligence compute.

Resource potential for the acquired property has not been independently quantified. The opportunity is best understood strategic land-and-resource position with embedded geothermal and lithium optionality, rather than a confirmed reserve.as a

Agreement Terms

The SPD acquisition is structured as an all-stock transaction, with consideration not to exceed 4.8 million shares of Mobix common stock. The transaction is expected to close before the end of 2026, subject to Mobix stockholder approval and the satisfaction of other customary closing conditions.

Mobix Comment

“The SPD agreement is a transformational step in our vision to pursue a much larger and strategically important set of interrelated opportunities that are core to domestic national security,” said Philip Sansone, CEO of Mobix Labs. “SPD provides a highly specialized platform to participate critical mineral and rare earth opportunities that underpin much of our defense technology and national security capabilities. This combination opens Mobix to a much broader total addressable market, creating many new exciting avenues for growth and value creation.”

“Combining the businesses through an all-stock structure lets us efficiently bolt on SPD’s expertise and existing projects, while preserving our capital to build the business. Together we will provide our stockholders exposure to assets that are difficult to assemble and harder to replace.”

SPD Comment

“SPD was built on a straightforward conviction: the United States cannot rebuild its defense industrial base on supply chains it does not control,” said Paul Singarella, Co-Founder and Chief Executive Officer of SPD. “Combining with Mobix unites our platform with a publicly traded defense and dual-use technology company already operating inside the defense and aerospace ecosystems our materials are built to supply.”

About Special Project Delivery, Inc.

SPD is a U.S. infrastructure development platform with positions across critical minerals and rare earth elements, energy and critical infrastructure, and Western U.S. water resilience. Formed in 2019 and headquartered in Newport Beach, California, SPD is led by Co-Founder and Chief Executive Officer Paul Singarella, a former Latham & Watkins partner, and Co-Founder and Chief Financial Officer John Dewey.

About Mobix Labs, Inc. (www.mobixlabs.com)

Mobix is building a diversified platform focused on technologies, resources and infrastructure that advance U.S. national-security priorities. Its strategic focus includes critical resources and advanced materials; defense, aerospace and autonomous systems; energy, water and critical infrastructure; and digital infrastructure and strategic technologies. Mobix Labs also provides advanced connectivity, RF, sensing and electromagnetic-interference technologies for aerospace, defense, communications and other high-reliability markets.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the proposed acquisition of Vision Aerial, Inc. or SPD by Mobix Labs, Inc.; the anticipated structure, consideration, timing, benefits and strategic significance of the transactions; the expected closing of the transactions; the expected financing of the transactions; the satisfaction of any financing condition; the receipt of any required stockholder approval; the expected continuation of Vision Aerial’s and SPD’s leadership, operations and manufacturing activities; Mobix Labs’ entry into, positioning within and ability to compete in the U.S. and global drone, autonomous-systems and aerial-intelligence markets; expected demand for U.S.-built drone systems and trusted aerial platforms; potential benefits of Vision Aerial’s products, technology, customer relationships and market position; potential synergies with Mobix Labs’ existing technologies and capabilities; Mobix Labs’ National Security Matters Initiative and acquisition-led growth strategy; and Mobix Labs’ future opportunities, growth prospects and market positioning.

Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “position,” “seek,” “should,” “target,” “will,” “would,” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on current expectations, estimates, projections, beliefs and assumptions of management and are not guarantees of future performance.

Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These risks include, among others, that the parties may not complete the transaction on the terms currently contemplated or at all; closing conditions or required approvals may not be satisfied or obtained; Mobix Labs may be unable to obtain financing for the transaction on acceptable terms, in a timely manner, or at all; any financing condition to the transaction may not be satisfied; required stockholder approval may not be obtained; the transaction may be modified, delayed or terminated; anticipated benefits, synergies, customer opportunities, market opportunities, growth opportunities or strategic advantages may not be realized; Vision Aerial’s products, technology, customer relationships, financial condition, liabilities, intellectual property, supply chain, regulatory compliance or operating results may differ from current expectations; Mobix Labs may not successfully integrate Vision Aerial or SPD or retain key personnel; Mobix Labs may not successfully enter, compete in or scale within the drone, autonomous-systems, aerial-intelligence or critical resources and minerals markets; market growth estimates may prove inaccurate; demand for U.S.-built drone systems or trusted aerial platforms may not develop as expected; regulatory developments affecting the drone industry may change; the issuance of Mobix Labs common stock in connection with the transaction or related financing activities may dilute existing stockholders; and the other risks described under “Risk Factors” in Mobix Labs’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Market data and industry estimates referenced in this press release are based on third-party sources and have not been independently verified by Mobix Labs. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except as required by law, Mobix Labs undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, Mobix Labs intends to file a proxy statement with the SEC. Mobix Labs may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that Mobix Labs may file with the SEC. The definitive proxy statement (when available) will be mailed to stockholders of Mobix Labs. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other documents containing important information about Mobix Labs and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on Mobix Labs’ website at https://investors.mobixlabs.com.

Participants in the Solicitation

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Mobix Labs and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Mobix Labs is set forth in its prospectus filed pursuant to Rule 424(b)(3), which was filed with the SEC on July 17, 2026. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the potential participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available.

MOBX Investor Relations Contacts

Chris Eddy or David Collins
Catalyst IR
mobx@catalyst-ir.com or 212-924-9800

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